BIRCH COMMUNICATIONS HOLDINGS, INC.
ATLANTA, GEORGIA

CONSOLIDATED FINANCIAL
STATEMENTS AS OF
DECEMBER 31, 2017 AND 2016 AND
REPORT OF INDEPENDENT ACCOUNTANTS

BIRCH COMMUNICATIONS HOLDINGS, INC.

MCNAIR, MCLEMORE, MIDDLEBROOKS & CO., LLC
CERTIFIED PUBLIC ACCOUNTANTS
389 Mulberry Street ● Post Office Box One ● Macon, GA 31202
Telephone (478) 746-6277 ● Facsimile (478) 741-1129
www.mmmcpa.com
March 12, 2018

REPORT OF INDEPENDENT ACCOUNTANTS

The Board of Directors and Stockholders
Birch Communications Holdings, Inc.

We have audited the accompanying consolidated financial statements of Birch Communications Holdings, Inc., (the Company), which comprise the consolidated balance sheets as of December 31, 2017 and 2016 and the related consolidated statements of operations and comprehensive income, changes in stockholders' deficit and cash flows for the years then ended, and the related notes to the financial statements.

Management's Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor's Responsibilities

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Company's preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Birch Communications Holdings, Inc. as of December 31, 2017 and 2016, and the results of its operations and cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

McNAIR, McLEMORE, MIDDLEBROOKS & CO., LLC

BIRCH COMMUNICATIONS HOLDINGS, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

Current assets:	December 31, 2017	December 31, 2016
Cash and cash equivalents	$5,757	$8,208
Accounts receivable, net of allowance for doubtful accounts of $4,569 and $3,716, respectively	34,921	38,317
Accounts receivable - stockholders/employees	920	920
Prepaid expenses	7,549	7,760
Inventory, net	1,179	1,181
Other as sets	2,505	1,984
Total current as sets	52,831	58,370
Long-term assets:
Property and equipment, net	85,675	110,957
Goodwill	93,356	93,356
Intangible assets, net	115,359	177,670
Other non-current assets	877	1,673
Total long-term as sets	295,267	383,656
Total assets	$348,098	$442,026

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
Accounts payable	$48,784	$34,966
Accrued telecommunications costs	11,048	9,336
Deferred customer revenue	12,601	14,501
Other accrued liabilities	34,268	44,143
Current portion of capital leases	3,003	4,376
Current portion of long-term debt	30,000	26,500
Total current liabilities	139,704	133,822
Long-term liabilities:
Non-current portion of long-term debt	420,936	429,911
Non-current portion of long-term capital lease	3,823	5,466
Other non-current liabilities	12,847	17,815
Total non-current liabilities	437,606	453,192
Stockholders' deficit:
	26	26
Common stock, $0.01 par value; 10,000 shares authorized, 2,564 shares issued and outstanding
Additional paid-in capital	6,050	6,050
Accumulated deficit	(236,477)	(150,866)
Accumulated other comprehensive income (loss)	1,189	(198)
Total stockholders' deficit	(229,212)	(144,988)
Total liabilities and stockholders' deficit	$348,098	$442,026

See accompanying notes which are an integral part of these financial statements.

BIRCH COMMUNICATIONS HOLDINGS, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
(Amounts in thousands, except per share amounts)

	For the Years Ended December 31,
	2017	2016
Revenue	$550,324	$603,579
Cost of revenue (exclusive of depreciation and amortization, shown below)	307,959	328,408
Gross Profit	$242,365	$275,171
Operating expenses:
Selling, general and administrative (exclusive of depreciation and amortization, shown separately below)	139,595	178,614
Depreciation and amortization	83,793	70,098
Impairment losses on property, plant and equipment	6,003
Impairment losses on intangible assets	46,780
Foreign currency (gain) loss	(393)	(20)
Total operating expenses	275,778	248,692
Operating income (loss)	(33,413)	26,479
Other (expense) income:
Interest expense, net	(50,920)	(43,258)
Other income	1,265	(8,517)
Total other expense	(49,655)	(51,775)
Income (loss) before income taxes	(83,068)	(25,296)
Income tax expense	(2,543)	(1,847)
Net income (loss)	$(85,611)	$(27,143)
Other comprehensive income (loss):
Cumulative translation adjustment	1,387	(198)
Comprehensive income (loss)	$(84,224)	$(27,341)
Net income (loss) per common share
Basic	$(33.39)	$(10.39)
Diluted	$(33.39)	$(10.34)
Weighted average common shares outstanding
Basic	2,564	2,613
Diluted	2,564	2,626

See accompanying notes which are an integral part of these financial statements.

BIRCH COMMUNICATIONS HOLDINGS, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' DEFICIT
(Amounts in thousands)

Common stock		Additional paid-in capital	Accumulated other comprehensive income	Accumulated deficit	Total
Shares	Par value

	Common Stock
	Shares	Par Value	Additional paid-in capital	Accumulated other comphrehensive income	Accumulated deficit	Total
Balance at December 31, 2015	2,711	$27	$7,012	$	$(92,656)	$(85,617)
Share-based compensation			196			196
ÏRepurchase and cancellation of common stock	(147)	(1)	(1,158)		(12,541)	(13,700)
Distributions to owners					(18,526)	(18,526)
Cumulative translation adjustment				(198)		(198)
Net loss					(27,143)	(27,143)
Balance as of December 31, 2016	2,564	$26	$6,050	$(198)	$(150,866)	$(144,988)
Cumulative translation adjustment				1,387	(85,611)	1,387
Net loss						(85,611)
Balance as of December 31, 2017	2,564	$26	$6,050	$1,189	$(236,477)	$(229,212)

See accompanying notes which are an integral part of these financial statements.

BIRCH COMMUNICATIONS HOLDINGS, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)

	For The Ended December 31,
	2017	2016
Cash Mows from Operating Activities:
Net loss	$(85,611)	(27,143)
Adjustments to reconcile net loss to net cash provided by operating activities
Depreciation and amortization	83,793	70,098
Deferred financing amortization	4,479	2,845
OID Interest	1,822	1,717
Deferred taxes	338	449
Loss on disposal of fixed assets	233	8,550
Loss on impairment of property, plant and equipment	6,003
Loss on impairment of intangible assets	46,780
Non-cash share-based compensation		196
Changes in operating assets and liabilities:
Accounts receivable	3,774	1,708
Inventory, net	73	(155)
Prepaid expenses and other current assets	(179)	41
Other assets	820	(181)
Accounts payable	13,565	22,905
Other liabilities	(16,368)	4,397
Net cash provided by operating activities	59,522	85,427
Cash Mows from Investing Activities:
Acquisitions		(22,642)
Purchases of property and equipment	(10,077)	(18,643)
Capitalization of customer installation costs and commissions	(35,027)	(30,079)
Proceeds (loss) from disposal of fixed assets	76	5,102
Net cash used in investing activities	(45,028)	(66,262)
Cash Mows from Financing Activities:
Proceeds from notes payable and long-term debt	15,000	52,500
Repayment of debt obligation	(22,875)	(43,456)
Payment of capital lease obligations	(4,494)	(5,181)
Deferred financing costs and discounts	(4,675)	(4,289)
Distribution to owners		(18,526)
Net cash used in financing activities	(17,044)	(18,952)
Net increase (decrease) in cash and cash equivalents	(2,550)	213
Cash and cash equivalents at beginning of period	8,208	8,715
Foreign currency translation effect on cash	99	(720)
Cash and cash equivalents at end of period	$5,757	$8,208
Supplemental Disclosure of Cash Flow Information:
Interest paid	$38,531	$29,415
Income tax paid	$3,293	$144
Non-cash purchases of property and equipment	$1,479	$317

See accompanying notes which are an integral part of these financial statements.

BIRCH COMMUNICATIONS HOLDINGS, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Nature of Business

Birch Communications Holdings, Inc., (Birch) (the Company) is the sole owner of Birch Communications, Inc. (formerly known as Access Integrated Networks, Inc., incorporated in 1996) which is comprised of the following wholly-owned consolidated subsidiaries: Birch Communications of Virginia, Inc., Birch Communications of Kentucky, LLC, Birch Telecom of Texas Ltd., LLP, Birch Telecom of Kansas, Inc., Birch Telecom of Missouri, Inc., Birch Telecom of Oklahoma, Inc., Birch Telecom of the South, Inc., Birch Telecom of the Great Lakes, Inc., Birch Telecom of the West, Inc., Birch Communications of the Northeast, Inc., Ionex Communications North, Inc., Ionex Communications South, Inc., Ionex Communications, Inc., Tempo Telecom, LLC, Primus Management, ULC, Primus of Puerto Rico, LLC, Cbeyond, Inc., Cbeyond Communications, LLC (Cbeyond), Birch Internet Services, Inc., Birch Equipment, Inc., Birch Management Corporation, Primus Holdings, Inc., Birch Texas Holdings, Inc., Birch Telecom, Inc., and Birch Telecom 1996, Inc. The Company is a competitive local exchange carrier (CLEC) providing services to primarily small- and medium-sized business customers and to a lesser extent, residential consumers in 50 states, and Washington D.C., focusing mainly in the southeastern and southwestern United States. The Company provides local, long distance, high speed internet, broadband data, Session Initiation Protocol (SIP) trunking, Private Branch Exchange (PBX) hosting, email, web hosting and other ancillary telephony, broadband information technology (IT) services and internet services. It does so by provisioning services over its own digital network called the Birch Digital Network (BDN) or by reselling the services of the incumbent local exchange carrier (ILEC), such as AT&T, Inc., Verizon and CenturyLink. Birch is subject to certain regulations and requirements of the Federal Communications Commission (FCC) and various state public service commissions and, where required, files tariffs, price lists and other terms and conditions relating to the use of their services.

In connection with offering local exchange services, the Company has entered into two types of agreements with most ILECs. The first is an Interconnection Agreement (ICA), which vary in length of term by state and region. The ICA allows the Company to purchase resale services as well as unbundled network elements (UNE) such as loops and transport, and the ability to collocate equipment at the ILEC' s central office (all necessary to build and operate the BDN). The second type of agreement is the Commercial Agreement (CA). The CA governs the terms, conditions and prices for the purchase of unbundled network element replacement services where UNEs are not available. These agreements allow the Company to enter new markets with minimal capital expenditures and to offer local exchange services by purchasing all unbundled network element platform (UNE-P) required for local service on a wholesale basis. The terms of the ICA, including pricing terms which are negotiated and agreed to by the Company and each ILEC, have been approved by state regulatory authorities in all states in which the ILEC operates, although they remain subject to review and modification by such authorities. The Company believes the ICAs and CAs provide a foundation for it to provide local service on a reasonable basis, but there can be no assurance on a prospective basis in this regard as important regulatory, legal and technology issues are ever changing.

Typically, the Company enters multi-year ICAs with the ILECs. Under these agreements, prices are either fixed for the life of the agreement or specific mechanisms for periodic adjustments in prices are outlined.

Note 2. Basis of Presentation and Summary of Significant Accounting Policies
Basis of Presentation and Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary. All significant intercompany accounts and transactions have been eliminated. All dollars in notes to the consolidated financial statements are rounded to the nearest thousands, except per share amounts.

Use of Estimates

Management uses estimates and assumptions in preparing the consolidated financial statements in accordance with generally accepted accounting principles in the United States ("GAAP"). These estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Actual results could vary from the estimates that were assumed in preparing the consolidated financial statements.

Reclassifications
Certain reclassifications of prior year amounts have been made to conform to the current year presentation. Cash and Cash Equivalents

The Company considers all highly liquid instruments with an original maturity of three months or less to be cash equivalents.

Revenue Recognition

Revenue is recognized when earned based upon the following specific criteria: (1) persuasive evidence of arrangement exists, (2) services have been rendered, (3) seller's price to the buyer is fixed or determinable, and (4) collectability is reasonably assured. The Company's revenue is comprised of two primary components: (1) fees paid by end customers for local, long-distance and data and (2) carrier charges, primarily access fees. End customer revenue includes local, long-distance and data and is comprised of monthly recurring charges, usage charges and initial nonrecurring charges. Monthly recurring charges include the fees paid by customers for services and additional features on those facilities. Usage charges consist of per-use sensitive fees paid for calls made. Initial nonrecurring charges consist primarily of installation charges. Access charges are comprised of charges paid primarily by interexchange carriers for the origination and termination of interexchange toll and toll-free calls.

The Company follows provisions of Accounting Standards Codification (ASC) Topic 605, Revenue Recognition in Financial Statements. This guidance addresses the recording of revenues and associated costs relating to installation and service activation fees.

Deferred Customer Revenue

Deferred customer revenue represents the liability for advance billings to customers for local phone service. Customers are billed in advance for fixed monthly charges.

Concentrations of Credit Risk
Cash and Cash Equivalents

Financial instruments that potentially subject the Company to credit risk include cash on deposit with financial institutions in excess of federally insured limits. At December 31, 2017, the Company had bank deposits of $6,238 in excess of the FDIC coverage of $250. In Canada, the Company had bank deposits of C$3,540 in excess of the CDIC coverage of C$100.

Accounts Receivable

The Company's accounts receivable subject the Company to credit risk, since collateral is generally not required. The Company's risk of loss is limited due to the ability to terminate access on delinquent accounts. The large number of customers comprising the customer base mitigates the concentration of risk. In the year ended December 31, 2017, no customer represented more than 10 percent of the Company's revenues.

Accounts receivable are stated at the amount management expects to collect from outstanding balances. Management provides for uncollectible amounts through a charge to earnings and a credit to a valuation allowance based on its assessment of the current status of individual accounts. Balances that are still outstanding after management has used reasonable collection efforts are written off through a charge to the valuation allowance and a credit to accounts receivable.

Other

The Company faces certain factors, including the following: growth and expansion which may strain the Company's resources; dependence on key personnel; dependence on third-party suppliers of equipment and communications services; dependence on relationships with incumbent local exchange carriers; competition from other competitive local exchange carriers and providers of communications services; and potential disruption of services due to system failures.

Property and Equipment

Property and equipment are stated at cost, and depreciation is computed using the straight-line method over the estimated useful lives of the assets (generally three to five years). Maintenance and repairs are charged to expense as incurred. Gains or losses on the disposal of property and equipment are recognized in operations in the year of disposition. Amortization of capital lease items is included in depreciation expense. Depreciation expense for the years ended December 31, 2017 and 2016 was $31,188 and $29,210, respectively.

Amortization

Subscriber Acquisition Costs

The Company amortizes subscriber acquisition costs over the estimated life of a customer (84 - 120 months as of December 31, 2017). Amortization expense of subscriber acquisition costs was $22,447 and $21,708 for the years ended December 31, 2017 and 2016, respectively.

IP-Network Transition Costs

The Company amortizes the one-time charges associated with transitioning a resale customer to its own IP-Network over a period of 36 months. Amortization expense of IP-network transition costs was $11,674 and $7,011 for the years ended December 31, 2017 and 2016, respectively.

Installation Costs

The Company amortizes costs relative to the install of new customers over a period of 36 months. Installation costs include order entry, provisioning, service coordination and physical installation of the services. Amortization expense of installation costs was $5,594 and $4,553 for the years ended December 31, 2017 and 2016, respectively.

Commissions

The Company amortizes up-front sales commissions paid to third parties over the contractual service period (7 - 36 months as of December 31, 2017). As significant portion of commission payments include activities such as order entry, provisioning and service coordination. Amortization of these commissions was $11,190 and $5,784 for the years ended December 31, 2017 and 2016, respectively.

Tradenames

The Company amortizes tradenames and costs over the estimated life of 84 months. Amortization expense of tradenames costs was $1,700 and $1,771 for the years ended December 31, 2017 and 2016, respectively.

Noncompete Agreements

The Company amortizes noncompete agreement costs over the life of the agreement (12-24 months as of December 31, 2017). Noncompete agreements were fully amortized as of December 31, 2017 and December 31, 2016; therefore no amortization expense was recognized.

Impairment of Long-Lived Assets

The Company accounts for long-lived assets in accordance with provisions of ASC Topic 360, Accounting for the Impairment or Disposal of Long-Lived Assets. This guidance addresses financial accounting and reporting for the impairment and disposition of long-lived assets, including property and equipment and purchased intangible assets. The Company evaluates the recoverability of long-lived assets for impairment when events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. Conditions that would necessitate an impairment assessment include a significant decline in the observable market value of an asset, a significant change in the extent or manner in which an asset is used, or a significant adverse change that would indicate the carrying amount of an asset or group of assets is not recoverable. For long-lived assets to be held and used, the Company recognizes an impairment loss only if it's carrying amount is not recoverable through its undiscounted cash flows and measures the impairment loss, if any, based on the difference between the carrying amount and fair value. Long-lived assets held for sale are reported at the lower of cost or fair value less costs to sell. If impairment is indicated, the carrying amount of the asset is written down to fair value.

Goodwill and Purchased Intangible Assets

Goodwill is the excess of the purchase price over the fair value of identifiable net assets acquired in business combinations accounted for under the acquisition method of accounting pursuant to ASC Topic 805, Business Combinations. Purchased intangible assets consist primarily of subscriber bases and customer relationships, acquired software and technology and other assets acquired in conjunction with the purchases of businesses and subscriber bases from other companies. Subscriber bases acquired directly are valued at cost plus assumed service liabilities, which approximates fair value at the time of purchase. When management determines material intangible assets are acquired in conjunction with the purchase of a company, the Company engages an independent third party to determine the allocation of the purchase price to the intangible assets acquired. Certain intangible assets determined to have definite lives are amortized on a straight-line basis over their estimated useful lives. Intangible assets subject to amortization are reviewed for impairment whenever events have occurred that would indicate an impairment could exist. If the Company determines that the carrying value is not recoverable, an impairment charge, reduction in the estimated remaining useful life or both may be recorded.

The Company accounts for goodwill and intangible assets in accordance with ASC Topic 350, Goodwill and Other Intangible Assets, which prohibit the amortization of certain intangible assets, deemed to have indefinite lives. Goodwill is not amortized and is tested for impairment on an annual basis, or more frequently if deemed necessary. As of December 31, 2017, we had $93,356 of goodwill. The Company's 2017 annual goodwill impairment analysis did not result in an impairment charge.

Income Taxes

The Company provides for the effect of income taxes on our financial position and results of operations in accordance with ASC 740, Income Taxes. The Company's tax positions are evaluated for recognition using a jurisdiction statute-based threshold, and those tax positions requiring recognition are estimated conservatively prior to being realized upon ultimate settlement with a taxing authority that has knowledge of all relevant information. Liabilities for income tax matters include amounts for income taxes, penalties and interest thereon and may incorporate the result of the potential alternative interpretations of tax laws and the judgmental nature of the timing of recognition of taxable income.

Share-Based Compensation and Consulting

The Company has an equity compensation plan providing for the grant of equity awards. All transactions with nonemployees in which goods or services are the consideration received for the issuance of equity instruments are accounted for based on the fair value of the consideration received or the fair value of the equity instrument issued, whichever is more reliably measurable. The measurement date of the fair value of the equity instrument issued is the earlier of the date on which the counter party's performance is complete or the date on which it is probable that performance will occur.

Advertising Costs

The Company expenses all advertising costs as incurred. Advertising expense was $3,956 and $2,866 for the years ended December 31, 2017 and 2016, respectively.

Foreign Currency

The Company's foreign subsidiary, Primus Management ULC (Primus Canada) uses the local currency of its country as its functional currency. Assets and liabilities are translated into U.S. dollars at exchange rates at the balance sheet dates. Revenues, costs and expenses are translated using the average exchange rates for the period. Gains and losses resulting from the translation of our consolidated balance sheets and statements of operations are recorded as a component of accumulated other comprehensive income. Gains and losses from foreign currency transactions are recognized as foreign exchange gain (loss) in the statement of operations.

Comprehensive Income (Loss)

Comprehensive income includes all changes in the Company's equity during the period that results from transactions and other economic events other than transactions with its stockholders. For the Company, comprehensive income includes the gains or losses resulting from foreign currency translations.

Distributions to Owners

It is management's policy to distribute amounts to the Company's owners to cover their tax liability related to the earnings of the Company. "Permitted Tax Distributions," as defined in the PNC Bank, National Association Credit Agreement (2014 Credit Facility), shall be based on good faith estimates by the Company of net taxable income for the relevant period (or portion thereof) and subsequent tax distributions shall be appropriately adjusted to the extent of any excess or deficit in payments in respect of prior relevant periods or portions thereof.

Sales, Use and Other Value Added Taxes

The Company's revenue is recorded net of applicable sales, use and other value added taxes.

Recently issued accounting standards

In November, 2016, the FASB issued ASU 2016-18, Statement of Cash Flows Restricted Cash. The update requires that the statement of cash flows explain the change during the period in the total of cash, cash equivalents, and restricted cash. Entities will also be required to reconcile such totals to amounts on the balance sheet and disclose the nature of the restrictions. The update is effective for non-public business entities for fiscal years beginning after December 15, 2018. Early adoption at the original effective date is permitted. The Company is evaluating the impact of the implementation of this standard on its financial statements.

In February, 2016, the FASB issued ASU 2016-02, Leases. The update requires lessees to recognize lease assets and liabilities for all leases, with certain exceptions, on the balance sheets. The standard is now required to be adopted by non-public business entities in annual periods beginning on or after December 15, 2019 and must be applied on a full retrospective basis. Early adoption at the original effective date is permitted. The Company is evaluating the impact of the implementation of this standard on its financial statements.

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers. The new guidance outlines a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and supersedes most current revenue recognition guidance, including industry-specific guidance. The core principle of the revenue model is that an entity recognizes revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The new standard requires significantly expanded disclosures about revenue contract assets and liabilities. In April 2015, the FASB issued guidance that deferred the effective date by one year. The standard is required to be adopted by non-public business entities in annual periods beginning on or after December 15, 2018, and interim periods within annual periods beginning after December 15, 2019, and may be applied on a full retrospective or modified retrospective approach. Early adoption at the original effective date is permitted. The Company is evaluating the impact of the implementation of this standard on its financial statements.

In May 2017, the FASB issued ASU 2017-09, Compensation-Stock Compensation: Scope of Modification Accounting, to provide guidance about which changes to the terms or conditions of a share-based payment award require an entity to apply modification accounting in ASC 718. The amendments in the ASU are effective for fiscal years beginning after December 15, 2017, and should be applied prospectively to an award modified on or after the adoption date. The Company is currently evaluating the impact of the adoption of this guidance on its financial statements.

Note 3. Earnings per Share

Basic and diluted net income (loss) per share

Basic net income (loss) per share is calculated by dividing net income (loss) by the weighted average number of shares of common stock outstanding for the period. Diluted net income (loss) per share gives effect to all dilutive potential common shares outstanding during the period including stock options and warrants using the treasury stock method.

The following table summarizes the basic and diluted net income (loss) per share calculations:

	For the Years Ended December 31,
	2017	2016
Net income (loss)	$(85,611)	$(27,143)
Basic weighted average common shares outstanding	2,564	2,613
Effect of dilutive securities	-	-
Diluted weighted average common shares outstanding	2,564	2,626
Basic income (loss) per common share	$(33.39)	$(10.39)
Diluted income (loss) per common share	$(33.39)	$(10.34)

Note 4. Fair Value

Fair values of assets measured at December 31, 2017 are as follows:

		Fair Value Measurements at the End of the Reporting Period Using
	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Losses
Nonrecurring fair value measurements
Intangible assets	$20,800	$-		$$20,800	$(46,780)
Property and equipment	$-	$-	$-	$-	$(6,003)

The Company conducted a review of the carrying value of certain subscriber acquisition costs due to higher than expected churn. An independent third party was engaged to determine the fair value of the potentially impaired assets as of October 31, 2017. The Company's accounting and finance management, which report to the chief financial officer, reviewed and approved the fair value assessment.

During the Company's annual review of the carrying value of fixed assets, it was determined that certain assets were fully impaired due to the integration of quote to order functionality into an existing software platform.

The following table includes fair value measurements using significant unobservable inputs (Level 3):

	Intangible Assets	Property and Equipment	Total
Opening balance — December 31, 2016	$67,580	$6,003	$73,583
Impairment	(46,780)	(6,003)	(52,783)
Closing balance — December 31, 2017	$20,800	$-	$20,800

The following table describes the valuation techniques used to calculate fair values for assets in Level 3:

	Quantitative Information about Level 3 Fair Value Measurements
	Fair Value at 12/31/2017	Valuation Techniques	Unobservable Input	Range (Weighted Average)
Intangible assets	$ 20,800	Discounted cash flow	Discount rate	4.5%

Note 5. Property and Equipment

Property and equipment consists of the following as of December 31:

	Estimated Life Range (years)	2017	2016
Owned Assets:
Telecommunications Equipment	5 -7	$88,031	$82,359
Leasehold Improvements	Life of Lease	10,637	14,242
Office Equipment	3 - 5	1,857	1,707
Buildings and Building Improvements	30 - 40	1,540	1,540
Furniture and Fixtures	3 — 7	5,387	6,311
Computer Software	3 — 5	32,794	49,604
Land	N/A	470	470
Automobiles	2 - 5	56	131
Construction-In-Process	N/A	3,813	2,993
Total Owned Assets		144,585	159,357
Accumulated Depreciation		(83,275)	(74,786)
Total Owned Assets, Net		61,310	84,571
Total Assets Under Capital Lease		38,123	36,643
Accumulated Depreciation	Life of Lease	(13,758)	(10,257)
Total Assets Under Capital Lease, Net		24,365	26,386
Property and Equipment, Net		$85,675	$110,957

The Company recognized an impairment related to certain assets of $6,003 that has been recognized in net income (loss) for the period. See Note 4. Fair Value.

Note 6. Leases

The Company has entered into various operating and capital leases for facilities and equipment used in its operations. Aggregate future minimum rental commitments under operating leases and maturities of capital lease obligations as of December 31, 2017 are as follows:

	Operating Lease	Capital Lease
2018	$7,155	$3,161
2019	5,498	1,691
2020	2,826	724
2021	1,147	445
2022	666	245
Thereafter	397	1,441
	$17,689	$7,707
Amounts Representing Interest		(881)
Present Value of Minimum Lease Payments		6,826
Current Portion		(3,003)
Obligations Under Capital Lease-Net of Current Portion		$3,823

The Company had a strategic alignment starting in April 2017 that included exiting certain facilities (See Note 16. Restructuring Event). Some of these exited facilities are now under noncancelable subleases and the future minimum rentals to be received by the Company is $2,738.

Property and equipment acquired through capital leases are recorded at the present value of the future payments due under the lease agreements, discounted at rates varying from 2.00 to 8.23 percent.

Assets and accumulated amortization under capitalized leases consists of the following as of December 31:

Assets Under Capital Lease		2017	2016
Telecommunications and Office Equipment	Life of Lease	$10,850	$9,371
IRU (1)	20 Years	25,326	25,325
Computer Software	4 Years	1,947	1,947
Total Assets Under Capital Lease		38,123	36,643
Accumulated Depreciation		(13,758)	(10,257)
Total Assets Under Capital Lease, Net		$24,365	$26,386

(1) Purchase of network capacity under long-term contracts for the indefeasible right to use (11W) fiber network infrastructure owned by others.

Rental expense charged to operations was $4,616 and $6,142 for the years ended December 31, 2017 and 2016, respectively.

Note 7. Intangible Assets

Intangible assets and accumulated amortization as follows as of December 31:

	2017	2016
Subscriber Acquisition Costs	$107,351	$201,346
Network Transition Costs	50,939	37,557
Tradenames and Trademarks	13,146	13,146
Noncompete Agreement	3,000	3,000
Installation Costs	25,658	17,066
Commissions	44,609	30,934
Total Intangible Assets	244,703	303,049
Accumulated Amortization	(129,344)	(125,379)
Intangible Assets, Net	$115,359	$177,670

Amortization expense was $52,605 and $40,888 for the years ended December 31, 2017, and 2016, respectively. The total residual value of certain intangible assets acquired through customer and company acquisitions are $5,786 as of December 31, 2017 and 2016.

The Company recognized an impairment related to certain subscriber acquisition of $46,780 that has been recognized in net income (loss) for the period. See Note 4. Fair Value.

Estimated future amortization expense for intangible assets owned as of December 31, 2017 is as follows:

Year	Amount
2018	$34,840
2019	24,822
2020	15,524
2021	10,366
2022	9,616
Thereafter	14,405
Total	$109,573

Note 8. Accrued Liabilities

The Company's other accrued liabilities consists of the following as of December 31:

	2017	2016
Accrued other compensation and benefits	$2,462	$4,575
Accrued bonus	10,942	10,442
Accrued taxes	169	4,224
Accrued interest	8,326	7,676
Accrued facility restructuring liability	3,131
Accrued legal settlements	13,360	19,500
Accrued professional fees	1,389	1,717
Deferred tax liability	2,934	2,596
Other accrued expenses	4,402	11,228
Current and non-current other accrued liabilities	47,115	61,958
Non-current portion of deferred taxes	(2,934)	(2,596)
Non-current portion of accrued legal settlements	(8,520)	(12,360)
Non-current other	(1,393)	(2,859)
	(12,847)	(17,815)
Current portion of other accrued liabilities	$34,268	$44,143

Note 9. Long-Term Debt

The Company's long-term debt consists of the following as of December 31:

	2017	2016
Term Loan Payable	$401,608 $	414,483
Revolver Loan Payable	45,000	40,000
Promissory Notes (1)	6,774	6,000
Notes Payable (1)	500	500
Stock Repurchase Agreement (2)	13,700	13,700
Deferred Financing, Net	(11,683)	(12,687)
Debt Origination Discounts (3)	(4,963)	(5,585)
	450,936	456,411
Current Maturities	(30,000)	(26,500)
Total Long-Term Debt	$420,936	429,911

1.
See Note 15. Related Party Transactions for discussion of the subordinated promissory notes and note payable.

2.
As it is the intent for the repurchased shares to be retired, the Company has elected to account for the shares repurchased under the constructive retirement method. For shares repurchased in excess of par, the Company allocated the excess value to accumulated deficit

3.
Interest expense as a result of the amortization of debt origination discounts was $1,822 and $1,717 for the years ended December 31, 2017 and 2016, respectively.

On July 18, 2014, the Company refinanced its existing debt under a Term Loan Payable (2014 Credit Facility) arrangement totaling $450,000 with PNC Bank, N.A., as Administrative Agent. The arrangement also includes $50,000 made available under the Revolver Loan Payable. The Company capitalized the costs associated with issuing the debt of $13,770. The debt was issued at a discount of $9,450. The deferred financing and discount are recognized as interest expense throughout the term of the loan.

On October 28, 2016, the Company amended the 2014 Credit Facility. The Company capitalized the costs associated with the amendment of $4,289. The amended 2014 Credit Facility is due in quarterly installments of $2,800 through December 31 2016, then $5,625 per quarter until June 30, 2020. The amended 2014 Credit Facility matures with the remainder due on July 18th 2020. The interest on the amended 2014 Credit Facility is Libor plus 7.25% for the term loan and Libor plus 6.75% for the revolver loan payable.

Under the revolver loan payable the Company is required to pay a commitment fee for unused commitments at a per annum rate of 0.50%. As of December 31, 2017 and 2016, respectively, $4,791 and $9,741 of the $50,000 Revolver Loan Payable was available due to reductions of $209 and $259 for outstanding letters of credit that collateralize certain of our obligations to third party vendors.

On May 1, 2016, the Company entered into an installment purchase agreement to repurchase 147 shares of common stock from a former employee, valued at $13,700. The installments due are as follows: $1,000 on December 31, 2016, $1,500 on May 1, 2017, $1,000 on December 31, 2017, $3,000 on May 1, 2018, and $7,200 on May 1, 2019. Per the agreement, should the payment of any installment conflict with a covenant in any material credit agreement of the Company, the installment will be delayed. The sum delayed will accrete at a rate of 4% per year. As of December 31, 2017, no payments have been made due to a material impact to the amended 2014 Credit Facility, resulting in $80 of interest.

On April 12, 2017, the Company entered into a second amendment to the 2014 Credit Facility. The Company was able to secure an additional $10,000 to the term loan from its primary lender Halcion. Additionally, there was a $5,000 commitment from Company ownership if the Company dropped below $10,000 in liquidity. The second amended 2014 Credit Facility is due in quarterly installments of $125 per quarter until June 30, 2020. The additional term loan matures with the remainder due on July 18, 2020. The Company capitalized the costs associated with the amendment of $4,675.

The aggregate scheduled maturities of long-term debt as of December 31, 2017 is as follows:

Year	Amount
2018	$30,000
2019	30,200
2020	407,382
2021
2022	-
Thereafter	-
Total	$467,582

The credit agreement is secured by all assets of the Company and its subsidiary.

Note 10. Commitments and Contingencies

Sales Agents' Agreements

The Company's marketing strategies focus on providing local services through a combination of its agent channel and its direct and internal sales channel.

The remaining agents may or may not bring an existing base of accounts and perform a traditional agent role. They will not be the end users' points of contact; all contact for additions/changes and service/maintenance will be handled directly by the Company.

The total commissions paid through the Company's agents and internal sales channels for the years ended December 31, 2017 and 2016 was $15,168 and $17,258, respectively. These commissions are classified as selling, general and administrative expenses and solely represent commissions paid in respect to agreements with third party sales agents. These commissions paid capture fees to the agent related to selling and account retention activity.

Contingent Receivables

The Company has filed for refunds from the Universal Service Administrative Company (USAC) and has recorded a receivable of $3,616 in the consolidated balance sheets for the periods ending December 31, 2017 and 2016. The refunds are from adjustments made to FCC Form 499-A. The actual amount received will be dependent on the outcome of the USAC audit of the Company's filings.

Legal Proceedings

We are involved in legal proceedings arising in the ordinary course of business.

On November 20, 2008, Telecom Decision Makers, Inc. (TDM) filed a lawsuit against Access Integrated Networks, Inc. and Birch in the United States District Court, Western District of Kentucky at Louisville. TDM was seeking a Declaratory Judgment from the Court, claiming that the "Confidential Independent Sales Representative Agreement for Voice Products and Services" in effect with Navigator Telecommunications (Navigator), was automatically assigned to Birch Communications, Inc. in their purchase of a portion of Navigator's assets on November 18, 2008. TDM claimed that Navigator's agreement to pay certain commissions continued since they did not exercise a buy-out option, and that this obligation is now binding on Birch. At a pretrial conference on January 3, 2014, the Court granted the Company's motion to limit the trial to the single issue raised in the Complaint, specifically whether the transaction between Navigator and Birch caused a "change of control", within the language of the TDM/Navigator agreement. The jury's verdict indicated that the transaction did cause a change of control. On or about May 19, 2014 the Company submitted a renewed motion for judgment asking the declaratory judgment be set aside, and that motion was denied. No party filed a notice of appeal.

Instead, on or about August 28, 2014 the Company was named as the defendant in a second TDM lawsuit. This matter was removed to federal court by the Company. In the Second TDM Proceeding, TDM is seeking damages for breach of contract, unjust enrichment and other claims. These claims arise from the same contract that prompted the first TDM Proceeding. The Company submitted a motion to dismiss, urging that the new lawsuit impermissibly seeks to re-open the first TDM proceeding, that TDM's claims are barred by finality doctrines and applicable statutes of limitations. TDM appealed to the Sixth Circuit of Appeals in November 2015. An estimate of $3,600 was accrued as of December 31, 2016. The final arbitration awarded to TDM in May 2017 was $3,647 plus attorney's fees awarded of $382. The additional $429 was accrued in 2017. As of December 31, 2017, the amount awarded in arbitration has been paid in full.

On October 7, 2015, Abante Rooter and Plumbing, Inc. (Abante) filed a lawsuit against Birch Communications, Inc. in the United States Georgia Northern District of Atlanta. Abante claimed violations of the Telephone Consumer

Protection Act (TCPA) by Birch Communications, Inc. and/or certain of its affiliates as a result of alleged unauthorized contact by third party telemarketing services engaged by Birch to individuals' cellular telephones. On or about July 6, 2016, Abante made a first settlement demand in the Action for $26 million. Mediation was conducted and was unsuccessful. Abante filed for certification as a class action. Birch filed a Motion attacking the Abante's expert witness, classification of TCPA violation and class description and Birch filed a Motion for Summary Judgment. In May 2017, the Company reached a tentative agreement with Abante, subject to approval by the Court, to settle the case for $12,000 payable in equal quarterly payments over three years. Preliminary approval to the agreement was granted by Preliminary Approval Order entered June 8, 2017. Following notice to class members, briefing, and a fairness hearing held on October 31, 2017, the Final Settlement Order was entered on December 14, 2017. The $12,000 settlement was accrued as of December 31, 2016. As of December 31, 2017, $10,000 is accrued and unpaid.

In 2015, the Federal Communications Commissions (FCC) launched an investigation of the Company after reviewing customer complaints. On December 29, 2016, the Company reached a settlement with the FCC to pay a $4,200 fine and $1,900 in consumer refunds. As of December 31, 2017, all customer credits have been issued and $3,360 is accrued and unpaid.

Accruals for litigation loss contingencies are recorded when it is probable that a liability has been incurred and the amount of loss can be reasonably estimated.

Note 11. Benefit Plans

The Company's 401(k) plan covers all employees who have attained 18 years of age and completed 90 days of service. Participants may contribute up to the maximum determined by the federal government each year. The Company's match is discretionary. The Company has elected not to partially match employee contributions in 2016 and 2017.

Due to the acquisition of Primus (See Note 14. Prior Year Acquisitions) employees in Canada are covered under a Registered Retirement Savings Plan. Eligible employees may make contributions up to their personal eligible contribution limit under the Canadian Income Tax Act. There is no employer contribution component.

Note 12. Income Taxes

The Company, with the consent of its stockholders, has elected under the Internal Revenue Code to be an S corporation effective January 1, 2006. In lieu of corporate income taxes, the stockholders of an S corporation are taxed on their proportionate share of the Company's taxable income. Therefore, no provision or liability for federal income taxes has been included in the consolidated financial statements. However, the Company operates in a few states that do not recognize S corporation status. The Company recognizes state tax provisions as amounts are paid to the tax jurisdictions.

Cbeyond files separate corporate tax returns which include sales to affiliated companies. No immediate tax expense is recognized in the consolidated statements other than the tax benefit from the release of the valuation allowance on its net operating loss. Cbeyond has deferred tax assets, which have been fully reserved due to the uncertainty of their use. Cbeyond's net deferred tax liability of $2,934 and $2,596 as of December 31, 2017 and 2016, respectively, are the result of timing differences related to goodwill. The Company estimates that Cbeyond's net operating losses will expire prior to goodwill being written off for book purposes. At December 31, 2017, Cbeyond has federal net operating loss carryforwards of approximately $165,654 and state net operating loss carryforwards of $779, which begin expiring in 2021.

Primus Holdings Inc. and Primus Management ULC are taxable as corporations in Canada. Primus has net deferred tax assets of $256 and $240 as of December 31, 2017 and 2016, respectively. The deferred assets are primarily attributable to different cost recovery methods for fixed assets and customer lists.

The following table provides information regarding our deferred tax assets and liabilities as of December 31:

Deferred tax assets:	2017	2016
Net operating loss (federal and state)	$35,294	$44,254
Deferred rent	959	2,069
Share-based compensation expense	2,659	4,432
Voice regulated revenue transfer to Birch	12,600	21,000
Other	297	2,463
Gross deferred tax assets	51,809	74,218
Deferred tax liabilities:
Allowance for doubtful accounts	(766)	(2,392)
Depreciation	(4,566)	(10,104)
Intangible assets	(7,376)	1,722
Goodwill	(2,934)	(2,596)
Gross deferred tax liabilities	(15,642)	(13,370)
Net deferred tax assets	36,167	60,848
Valuation allowance	(33,233)	(63,444)
Net deferred tax liabilities	2,934	2,596
Less non-current net deferred tax liabilities	2,934	2,596
Current net deferred tax liabilities	$-	$-
Primus net deferred tax assets
Primus net deferred tax assets	$256	$256

On December 22, 2017, the President of the United States signed into law the Tax Cuts and Jobs Act tax reform legislation. The legislation makes significant changes in the U.S. tax law including a reduction in the corporate tax rates, changes to net operating loss carryforwards and carrybacks, and a repeal of the corporate alternative minimum tax. The legislation reduced the U.S. corporate tax rate from the current rate of 35% to 21%. As a result of the enacted law, Cboyond was required to revalue its net deferred tax asset at the rate in effect during their scheduled reversal. This revaluation resulted in deferred tax expense which was immediately offset by a reduction in the valuation allowance.

The 2016, 2015 and 2014 Consolidated Birch and Cbeyond returns have been filed and are subject to examination by the Internal Revenue Service for three years from filing. The 2016 Primus returns have not been filed and are in process, however, estimated tax payments have been made and anticipated interest and penalties of $316 have been accrued. The Company has accrued $2,535 for Primus' 2017 income tax liability, and an additional $172 related to anticipated penalties and interest.

Income tax expense for the years ended December 31, 2017 and 2016 was $2,543 and $1,847, respectively.

For financial reporting purposes, income before income (loss) taxes includes the following components:

	For the Years Ended
	December 31,
	2017	2016
United States	$(92,055)	$(38,724)
Foreign	8,987	13,428
Total	$(83,068)	$(25,296)

Foreign withholding taxes have not been recognized on the 2017 earnings of the non-U.S. subsidiary. Generally, such amounts become subject to U.S taxation upon remittance of the dividends and certain other circumstances.

Note 13. Stock Incentive Plan

The Company sponsors a stock incentive plan (the Plan) that provides for the granting of stock options to senior and general management, to encourage continued employment and to provide recognition for services that have contributed or will contribute to the success of the Company. Under the Plan, the Company may grant options to select employees and counsel to acquire shares of the Company's common stock at the fair value at the date of grant. Options are generally granted at a price (established by the board of directors based on third-party valuation analysis) equal to the most recent valuation analysis price as of the option grant date. The number of shares and the exercise schedules are determined at the sole discretion of the Company. The Company, at December 31, 2017, had no shares outstanding or exercisable under the stock option plan.

A summary status of the options is presented as follows as of December 31:

	2017		2016
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Outstanding, Beginning	37	$22.58	65	$32.19
Granted			-	-
Exercised			-	-
Forfeited	(37)	22.58	(28)	44.68
Canceled
Outstanding, Ending	-		$37	$22.58
Options Exercisable	-		$37	$22.58

The Company recorded share-based compensation expense of $196 for the year ended December 31, 2016. No expense was recognized in the year ended December 31, 2017.

Note 14. Prior Year Acquisitions

Primus Management ULC and its affiliates

On April 1, 2016, the Company completed the purchase of select assets and the customers of Primus and its affiliates, (Primus). A cash payment of $29,815 was made to affect this transaction.

The major classes of assets acquired and liabilities assumed at the acquisition date are as follows:

Real property	$1,354
Personal property	277
Customer relationships	30,500
Inventories and other assets	9,058
Debt-free current liabilities	(11,374)
Fair value of identifiable net assets	$29,815

The goodwill arising on the acquisition is as follows:
Fair value of consideration transferred	$29,815
Fair value of identifiable net assets	(29,815)
Goodwill	$

The fair value of trade receivables on April 1, 2016, was $7,958 which equaled the gross amount receivable. The customer relationship intangible is amortized over 96 months.

The results of operations of Primus have been included in our consolidated results of operations from the acquisition date. For the years ended December 31, 2017 and 2016, respectively, the Company's results includes $96,930 and $77,791 of revenue and $6,880 and $10,604 of net income from this acquisition.

The following represents the Company's December 31, 2016 pro forma consolidated revenue and net loss as if Primus had been acquired on January 1, 2016 and had been included in the Company's consolidated results for the entire year. These amounts include pre-acquisition results of Primus.

2016
(unaudited)
Revenue	$606,550

Net Loss	$(28,755)

The Company recognized $1,196 of transaction costs in 2016 related to the acquisition and the charges were reported in selling, general and administrative expenses in the consolidated statement of operations and comprehensive income.

Note 15. Related Party Transactions
BirCan Holdings, LLC Transaction

On October 28, 2016, the owners of BCHI transferred their membership interests of BirCan Holdings, LLC, in exchange for subordinated notes to the shareholders of $6,000. The interest on the subordinated notes is 12% of the unpaid balance. As of December 31, 2017, the Company has accrued $774 of interest as additional debt per the terms of the agreement. The Company also incurred a $500 note payable in the exchange. Real property valued at $3,901 and personal property valued at $2,630 were transferred to the Company.

Note 16. Restructuring Event

The Company had a strategic alignment starting in April 2017 that included a reduction in headcount, facility costs and other operating costs. As of December 31, 2017, restructuring costs totaled $7,502.

The following table summarizes changes to the accrued liability associated with the restructuring as of December 31, 2017:

	Employee Costs (1)	Facility Exit Costs (2)	Other Costs	Total
Expenses	$2,184	$$5,032	$286	$7,502
Payments	(2,077)	(1,901)	(262)	(4,240)
Accrued Liability	$107	$3,131	$24	$3,262

(1)
The remaining employee-related liability will be paid within 12 months and approximates fair value due to the short discount period.
(2)
These charges represent the present value of expected lease payments and direct costs to obtain a sublease, reduced by estimated sublease rental income. The timing and amount of estimated cash flows will continue to be evaluated each reporting period.

Note 17. Unaudited Quarterly Financial Data

2016	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Revenue	$138,677	$162,537	$156,229	$146,136
Gross profit (exclusive of depreciation and amortization	66,862	75,059	71,875	61,376
Depreciation and amortization	14,497	18,179	18,423	18,999
Operating income (loss)	15,628	12,424	12,915	(14,488)
Income (loss) before income taxes	5,711	2,285	2,776	(36,068)
Net income (loss)	5,456	1,442	2,575	(36,616)
Net income (loss) per common share-basic	2.01	0.56	1.00	(14.28)
Net income (loss) per common share-diluted	1.98	0.56	1.00	(14.28)

2017	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Revenue	$141,834	$141,663	$137,075	$129,752
Gross profit (exclusive of depreciation and amortization	61,565	61,834	61,117	57,849
Depreciation and amortization	19,206	21,307	20,983	22,297
Impairment of tangible assets	-	-	-	6,003
Impairment of intangible assets	-	-	-	46,780
Operating (loss) income	2,094	3,886	6,811	(46,204)
Income (loss) before income taxes	(9,041)	(9,488)	(6,050)	(58,489)
Net income (loss)	(10,439)	(9,444)	(6,704)	(59,024)
Net income (loss) per common share-basic	(4.07)	(3.68)	(2.61)	(23.02)
Net income (loss) per common share-diluted	(4.07)	(3.68)	(2.61)	(23.02)

Note 18. Fusion Transaction Announcement

Fusion Telecommunications International, Inc. (Fusion) filed an announcement on August 28, 2017 to acquire Birch's Cloud and Business Services business, including its customers, operations and infrastructure. It is currently estimated that approximately 73 million common shares of Fusion will be issued in connection with this transaction, valued at $3.85 per share. Fusion will assume Birch's existing debt of approximately $458 million, which is expected to be refinanced along with Fusion's existing debt.

Note 19. Subsequent Event

On March 1, 2018, Birch entered into a non-binding agreement to negotiate and sell the Company's Tempo Telecom LLC (Tempo) wireless subscribers with a transaction close date no later than March 30, 2018. Tempo provides prepaid and lifeline voice and data services through prepaid calling cards, lifeline wireless plans and home phone service.

As of December 31, 2017, total assets for Tempo are $4,895 and wireless revenue for the year ended December 31, 2017 was $11,450. As of March 5, 2018, the purchase price is expected to range from $3,000 to $3,600, depending on the number of active subscribers at the time of closing. Any gain or loss resulting from this transaction is expected to be immaterial to the financial statements.